Exhibit 99.1

Lexmark announces completion of acquisition by Apex Technology and PAG Asia Capital

LEXINGTON, Ky. – Nov. 29, 2016 –

•	Lexmark International, Inc. today announced the successful completion of the acquisition by a consortium of investors (Consortium) led by Apex Technology Co., Ltd. (Apex) and PAG Asia Capital (PAG). Under the terms of the merger agreement, which was announced on April 19, 2016, Lexmark shareholders will receive $40.50 per share in cash. Legend Capital Management Co. Ltd. (Legend Capital) is also a member of the Consortium.

•	The completion of the transaction follows the receipt of all the necessary approvals, including approval by Lexmark shareholders, regulatory approvals in the U.S., including the Committee on Foreign Investment, China and certain other foreign jurisdictions, and other customary closing conditions.

•	The Consortium will maintain Lexmark’s corporate headquarters in Lexington, Kentucky. David Reeder, formerly Lexmark vice president and chief financial officer, has been named the company’s new president and chief executive officer, succeeding Paul Rooke.

•	Lexmark’s Enterprise Software group will be separated from Lexmark and rebranded to Kofax. The Consortium and Lexmark will engage in a process to sell the business while focusing on growing the imaging business, particularly in China and the Asia-Pacific region.

•	Lexmark common stock (NYSE: LXK) has ceased trading on the New York Stock Exchange.

•	Shareholders holding their shares directly through Lexmark’s transfer agent will receive a letter of transmittal from the paying agent detailing how to obtain their merger consideration. Shareholders holding their Lexmark shares through an account with their broker, investment dealer, bank, trust company or other intermediary will receive payment through that account, and should contact their intermediary if they have any questions about this process.

•	Goldman, Sachs & Co. acted as financial advisor to Lexmark, and Wachtell, Lipton, Rosen & Katz acted as the company’s legal counsel.

Lexmark International, Inc.	1.859.232.2000
740 West New Circle Road	info@lexmark.com
Lexington, KY 40550	Lexmark.com
USA

•	Moelis & Company acted as financial advisor to the Consortium, along with Skadden, Arps, Slate, Meagher & Flom and King & Wood Mallesons as legal counsel.

Supporting Quotes

“We are excited to have completed the transaction, which provides significant cash value to our shareholders, benefits our customers and provides new opportunities for our employees,” said Paul Rooke, Lexmark’s former chairman and chief executive officer.

“I have had 25 fantastic years at Lexmark, the last six as chairman and chief executive officer,” added Rooke. “As the company enters its next phase, it is time for the next generation of leadership to continue the work to ensure Lexmark’s industry leadership.

“David Reeder is an extraordinary leader and has spent his entire career in technology. Since joining Lexmark, David has worked closely with me on transforming the business, and I believe he is well equipped to continue Lexmark’s transformation for our customers and employees,” Rooke said.

“I’m incredibly excited about Lexmark’s future,” said David Reeder, Lexmark’s new president and chief executive officer. “Lexmark has employees across the globe who are truly passionate about technology and helping customers better manage their imaging and output needs.

“We are now uniquely positioned to grow the company in China and greater Asia, along with continuing to deliver industry-leading products and services to customers in other regions of the world. I’m honored to lead Lexmark into its next phase of opportunities and growth,” Reeder added.

Lexmark

Lexmark International, Inc. is based in Lexington, Kentucky, and employs 13,000 people worldwide.

It was formed in 1991 as a spinoff from IBM and listed on the New York Stock Exchange in 1995. For 25 years, Lexmark has provided innovative printing and imaging products as well as business process solutions and services to customers in over 170 countries across the globe. It offers a full range of high-end laser printing products and document management solutions, and is a pioneer in the managed print services field, helping clients more efficiently maintain, operate and service their printer fleets. Lexmark products are used by some of the world’s largest companies, in industries from financial services to logistics to health care. In 2015, Lexmark reported more than

Lexmark International, Inc

740 West New Circle Road

Lexington, KY 40550

USA

$3.5 billion in revenue, with 56% coming from outside the U.S.

The new shareholders will provide Lexmark with strong financial backing, open new market opportunities, enhance its R&D capabilities, and enable Lexmark to continue to improve its premium products and unrivaled customer focus. Its partnership with Apex will allow it to offer a complete line of printer products, streamline its development and supply chains, and extend its reach into the growing markets of China, the rest of Asia and elsewhere.

Apex

Apex Technology Co., Ltd. designs, manufactures, and markets inkjet and laser cartridge components including cartridge chips, rollers, toner, ink, and other core parts for remanufacturers and distributors, and is one of the largest manufacturers and solution providers for global aftermarket imaging supplies and cartridge chips. Apex built its global sales network in over 100 countries, leading the industry in its core competitiveness in patents and technologies.

The company entered the industry in 2000 and is headquartered in Zhuhai, Guangdong, China. Apex is listed on the Shenzhen Stock Exchange (002180). Zhuhai Seine Technology Co., Ltd. (Seine) is the largest shareholder of Apex, holding approximately 68.7% of its voting shares. Apex shareholders also control Pantum Electronics Co., Ltd., China’s first printer and printing solutions provider. Pantum can realize great synergies with Lexmark in its full product line of middle and low-end products.

PAG

PAG Asia Capital is the private equity buyout arm of PAG, one of Asia’s largest private alternative asset management platforms with funds under management across private equity, real estate and absolute return strategies. Founded in 2002, PAG currently has $16 billion in capital under management, with 380 staff across offices in Asia.

Legend Capital

Legend Capital is the venture capital arm of Legend Holdings (SEHK:3396), one of the largest diversified holding corporations in China, and has been a shareholder of Seine since 2007. Legend Capital focuses on China-related innovation and growth opportunities, and has been investing in the technology sector for the past 15 years. Legend Capital has total assets under management of $3.7 billion.

Lexmark International, Inc

740 West New Circle Road

Lexington, KY 40550

USA

Lexmark and the Lexmark logo are trademarks of Lexmark International, Inc., registered in the U.S. and/or other countries. All other trademarks are the property of their respective owners.

Media Contact:

Jerry Grasso

(859) 232-3546

ggrasso@lexmark.com

Lexmark International, Inc

740 West New Circle Road

Lexington, KY 40550

USA